Exhibit 99.1

Contact:	Valerie Evans
Investor Relations
(972) 420-8200

HORIZON HEALTH CORPORATION ANNOUNCES

MERGER AGREEMENT WITH PSYCHIATRIC SOLUTIONS, INC.

Lewisville, Texas (December 20, 2006) – Horizon Health Corporation (NASDAQ:HORC) today announced that it has signed a definitive agreement under which Psychiatric Solutions, Inc. (NASDAQ: PSYS) will acquire Horizon Health in a transaction valued at approximately $426 million including the assumption or repayment of approximately $105 million of debt.

Under the terms of the agreement, Horizon Health stockholders will receive $20 in cash for each share of Horizon Common Stock they hold.  The transaction is subject to approval by Horizon Health stockholders and regulatory approvals, as well as satisfaction of other customary closing conditions.  The transaction is expected to be completed in the second calendar quarter of 2007.

The Board of Directors of Horizon Health has approved the transaction and will recommend that Horizon Health stockholders approve the merger.

Ken Newman, Chairman, President and CEO of Horizon Health, stated, “After careful consideration, our Board of Directors approved this transaction as being in the best interests of Horizon Health stockholders.  Psychiatric Solutions is a national leader in providing behavioral health services and there are many synergies in a combination of the two companies.  It is reassuring that our business lines will continue under PSI.  No customer services will be affected and instead we believe our customers will be benefited by the transaction.  Our standards for quality patient care are the same standards under which PSI provides its services.  For many of our employees, we would expect that the transaction will represent additional opportunities as a part of a larger company.”

ABOUT HORIZON:

Horizon Health is an owner of behavioral health facilities and a leading manager of clinical services for acute care hospitals and employers. Horizon (i) operates freestanding behavioral health hospitals providing behavioral health care for children, adolescents and adults, (ii) provides contract management services for behavioral health and physical rehabilitation clinical programs offered by acute care hospitals, and (iii) provides employee assistance programs to employers.

At November 30, 2006, the Company owned/leased 15 behavioral health care facilities with approximately 1,561 licensed beds in 11 states.  Additionally, Horizon had 91 behavioral health program management contracts and 24 physical rehabilitation program management contracts with acute care hospitals located in 36 states; 101 CQI+ mental health outcomes measurement contracts; and 908 contracts to provide employee assistance program services covering in excess of 4.8 million lives.

ABOUT PSYCHIATRIC SOLUTIONS:

Psychiatric Solutions offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 74 owned or leased freestanding psychiatric inpatient facilities with approximately 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands.  PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

Forward-Looking Statements

Forward-looking statements speak only as of the date made.  We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made.  As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  They use words such as “expect,” “will be,” “intend,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future expectations.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Horizon Health and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger; including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure by Psychiatric Solutions to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the amount of the costs, fees, expenses and charges related to the merger; and (7) other risks that are set forth in the “Risk Factors,” section and elsewhere in Horizon Health’s SEC filings, copies of which may be obtained by contacting Horizon Health’s investor relations department via its website www.horizonhealth.com.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond Horizon Health’s ability to control or predict.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, Horizon Health will file a proxy statement with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Horizon Health at the SEC website at http://www.sec.gov.  The proxy statement and other documents also may be obtained for free from Horizon Health by directing such request to Horizon Health Corporation, Investor Relations Department, 2941 S. Lake Vista Drive, Lewisville, Texas, 75067, telephone 972-420-8200.

Horizon Health and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger by virtue of their ownership of securities of Horizon Health.  Information concerning the interests of Horizon Health’s participants in the solicitation, which may be different than those of Horizon Health stockholders generally, is set forth in Horizon Health’s proxy statement for its Annual Meeting scheduled to be held on January 19, 2007 and Annual Report on Form 10-K for the fiscal year ended August 31, 2006, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

The merger will not be considered at the Horizon Health Annual Meeting of Stockholders scheduled for January 19, 2007.  The merger will be considered by the Horizon stockholders at a separate stockholder meeting to be held at a later date for which a separate proxy statement relating to the merger will be distributed to Horizon Health stockholders.

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